UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 13, 2006
CBIZ, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-25890	22-2769024
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6050 Oak Tree Boulevard, South, Suite 500, Cleveland, Ohio	44131
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code 216-447-9000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Effective February 13, 2006, CBIZ, Inc. entered into a new $100 million unsecured credit facility, with an option to increase the commitment to $150 million. The credit facility is maintained by Bank of America, N.A. as agent bank for a group of five participating banks and has a five year term expiring February, 2011. The new facility replaced an existing $100 million secured credit facility, which had an option to increase the commitment to $125 million. In addition to providing lower borrowing costs, the new facility provides CBIZ with greater flexibility as the maximum leverage ratio has been increased, and limitations on share repurchases and acquisitions have been removed provided that total debt is less than two times EBITDA. A copy of the credit facility is filed herewith as Exhibit 10.14.
Item 2.02. Results of Operations and Financial Condition.
On February 14, 2006, CBIZ, Inc. announced its earnings and conducted its earnings conference call for the fourth quarter and year ended December 31, 2005. A copy of the press release is furnished herewith as Exhibit 99.1. On the conference call, CBIZ disclosed the following additional information:
•	During the year ended December 31, 2005, CBIZ generated approximately $14 million in incremental first-year cross-serving revenue.

•	Each of CBIZ’s operating practice groups contributed to same-unit revenue growth in the fourth quarter of 2005 versus the comparable period in 2004, as follows: Accounting, Tax and Advisory, 4.5% — 5.0%; Benefits and Insurance, 5.5% — 6.0%; MMP, 8.5% — 9.0%; and Other National Practices, 6.5% — 7.0%.

•	Revenue for 2006 is expected to grow within a range of 8% — 10%; approximately 2.5% or $14 million of this growth is expected to be contributed by businesses acquired by CBIZ in January 2006.

•	Free cash flow for the year ended December 31, 2005 was approximately $40 million, and is expected to remain in the $30 million to $40 million range (annualized) in 2006. In addition to reducing bank debt from $53.9 million at December 31, 2004 to $32.2 million at December 31, 2005, significant uses of cash during 2005 included $16.7 million for share repurchases and approximately $12.5 million for business acquisition related payments. In addition, capital spending during 2005 was approximately $7.5 million, and is expected to be between $7 million and $10 million in 2006.

•	CBIZ established a new $100 million unsecured credit facility on February 13, 2006. The new facility is expected to improve CBIZ’s 2006 interest rate by 37.5 basis points from 2005 levels. Bank debt was approximately $48 million at February 14, 2006.

•	CBIZ is currently earning interest at a rate of 4.5% — 5.0% on funds held for clients; funds held for clients typically range from $40 million — $45 million.

•	CBIZ is required to adopt the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, in the first quarter of 2006. The adoption of this standard is expected to impact earnings per share in 2006 by approximately $0.03 per share.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
Exhibit 99.1 Press Release of CBIZ, Inc. dated February 14, 2006, announcing its financial results for the fourth quarter and year ended December 31, 2005.
Exhibit 10.14 Credit Agreement Dated as of February 13, 2006 Among CBIZ, Inc., Bank of America, N.A., as Agent, a Lender, Issuing Bank and Swing Line Bank, and The Other Financial Institutions Party Hereto Banc of America Securities, LLC as Sole Lead Arranger and Book Manager.
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBIZ, INC.
Date: February 17, 2006	/s/ WARE H. GROVE
Ware H. Grove
Chief Financial Officer